Exhibit 99.2

DDRTC CORE RETAIL FUND, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

DDRTC CORE RETAIL FUND, LLC

Consolidated Financial Statements

Table of Contents

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Contents

Independent Auditor’s Report	1

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Members’ Capital	4

Consolidated Statements of Cash Flows	5-6

Notes to Consolidated Financial Statements	7-22

Independent Auditor’s Report

To DDR TC LLC

and TREA Retail Property Portfolio 2006 LLC:

We have audited the accompanying consolidated financial statements of DDRTC Core Retail Fund, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, of members’ capital and of cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DDRTC Core Retail Fund, LLC and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

March 19, 2014

DDRTC CORE RETAIL FUND, LLC

Consolidated Balance Sheets

As of December 31, 2013 and 2012

(December 31, 2012 not Covered by Auditor’s Report)

	December 31,
	2013	2012
Assets
Real estate rental property:
Land	$431,374,430	$512,257,050
Building and building improvements	1,059,330,049	1,259,864,394
Tenant improvements	58,979,904	55,094,178
Furniture, fixtures and equipment	644,471	413,631

	1,550,328,854	1,827,629,253
Less accumulated depreciation	(270,360,695)	(280,535,374)

	1,279,968,159	1,547,093,879
Construction in progress	517,502	2,245,176

Real estate, net	1,280,485,661	1,549,339,055

Cash and cash equivalents	12,800,288	13,206,064
Restricted cash	9,708,119	13,561,113
Accounts receivable, net	14,666,709	16,429,738
Notes receivable, net	591,716	694,971
Deferred financing costs, net of accumulated amortization of $2,379,770 as of 2013 and $1,266,830 as of 2012	2,478,904	2,914,981
Deferred lease costs, net of accumulated amortization of $5,053,038 as of 2013 and $4,304,313 as of 2012	8,421,094	8,818,699
Intangible assets, net of accumulated amortization of $37,967,087 as of 2013 and $39,197,893 as of 2012	17,344,960	26,577,150
Deposits	368,873	83,423
Prepaid expenses and other assets	657,211	755,506

Total assets	$1,347,523,535	$1,632,380,700

Liabilities and Members’ Capital
Mortgage notes payable	$830,731,236	$1,038,891,624
Accrued interest	3,195,914	3,173,226
Accrued real estate taxes	5,889,160	7,968,856
Prepaid tenant rents	4,958,098	5,153,793
Accounts payable and other accrued liabilities	13,399,639	14,227,859
Tenant security deposits	1,365,906	1,662,842

Total liabilities	859,539,953	1,071,078,200
Members’ capital	487,983,582	561,302,500

Total liabilities and members’ capital	$1,347,523,535	$1,632,380,700

The accompanying notes are an integral part of these consolidated financial statements.

DDRTC CORE RETAIL FUND, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2013, 2012 and 2011

(Years Ended December 31, 2012 and 2011 not Covered by Auditor’s Report)

	For the Year Ended December 31,
	2013	2012	2011
Revenues from operations:
Minimum rents	$106,391,063	$106,282,936	$102,484,246
Percentage and overage rents	873,701	436,052	695,363
Recoveries from tenants	26,239,970	25,087,250	25,906,145
Ancillary and other income	2,761,286	2,788,349	2,637,633

Total revenues	136,266,020	134,594,587	131,723,387

Rental operation expenses:
Operating and maintenance	19,718,826	21,202,652	21,096,956
Real estate taxes	16,261,590	15,910,817	17,068,171
Asset management fees (Note 7)	676,189	676,188	676,189
Management fees (Note 7)	5,295,229	5,241,517	5,064,010
General and administrative	1,369,864	1,442,276	1,611,488
Depreciation and amortization	50,438,929	45,602,597	47,827,724
Impairment charges	30,505,000	—	115,054,730

Total expenses	124,265,627	90,076,047	208,399,268

Operating income (loss)	12,000,393	44,518,540	(76,675,881)

Other income (expense):
Interest income	63,372	68,177	56,495
Interest expense	(39,882,331)	(42,298,814)	(43,522,667)
Loss on debt extinguishment	(74,371)	(303,541)	—

	(39,893,330)	(42,534,178)	(43,466,172)

(Loss) income from continuing operations	(27,892,937)	1,984,362	(120,142,053)

Discontinued operations:
Loss from discontinued operations	(6,214,731)	(48,942,430)	(148,298,515)
Gain (loss) on disposition and foreclosure of real estate	25,617,573	305,497	(165,781)

	19,402,842	(48,636,933)	(148,464,296)

Gain on disposition of land	32,836	157,869	—

Net loss	$(8,457,259)	$(46,494,702)	$(268,606,349)

The accompanying notes are an integral part of these consolidated financial statements.

DDRTC CORE RETAIL FUND, LLC

Consolidated Statements of Members’ Capital

For the Years Ended December 31, 2013, 2012 and 2011

(Years ended December 31, 2012 and 2011 not Covered by Auditor’s Report)

	DDR TC	TREA	Total
Balance at December 31, 2010	$137,924,506	$781,572,198	$919,496,704
Distributions	(4,940,025)	(27,993,475)	(32,933,500)
Net loss	(40,290,952)	(228,315,397)	(268,606,349)

Balance at December 31, 2011	$92,693,529	$525,263,326	$617,956,855
Contributions	19,748,426	111,907,750	131,656,176
Distributions	(21,272,374)	(120,543,455)	(141,815,829)
Net loss	(6,974,205)	(39,520,497)	(46,494,702)

Balance at December 31, 2012	$84,195,376	$477,107,124	$561,302,500
Distributions	(9,729,249)	(55,132,410)	(64,861,659)
Net loss	(1,268,589)	(7,188,670)	(8,457,259)

Balance at December 31, 2013	$73,197,538	$414,786,044	$487,983,582

The accompanying notes are an integral part of these consolidated financial statements.

DDRTC CORE RETAIL FUND, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013, 2012 and 2011

(Years ended December 31, 2012 and 2011 not Covered by Auditor’s Report)

	For the Year Ended December 31,
	2013	2012	2011
Cash flow from operating activities:
Net loss	$(8,457,259)	$(46,494,702)	$(268,606,349)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
Depreciation and amortization	55,632,982	57,465,960	65,153,592
Amortization of deferred financing costs	1,171,103	1,204,976	744,342
Amortization of above- and below-market leases	1,065,840	490,598	1,589,338
Amortization of debt premium	(160,970)	(736,028)	(1,146,357)
Impairment charges	37,325,000	48,108,732	258,333,033
Gain on sale of land	(32,836)	(157,869)	—
(Gain) loss on disposition and foreclosure of real estate	(25,617,573)	(305,497)	165,781
Loss on extinguishment of debt	89,284	544,907	—
Changes in operating assets and liabilities:
Accounts receivable, net	280,180	6,639,225	2,831,392
Deposits	14,550	250,469	1,278,896
Prepaid expenses and other assets	3,858	1,106,438	123,748
Accrued interest	22,688	(1,737,985)	79,593
Accrued real estate taxes	(850,078)	689,874	233,306
Prepaid tenant rents	(195,695)	(2,278,715)	296,185
Accounts payable and other accrued liabilities	200,785	1,098,960	(1,296,385)
Tenant security deposits	(60,148)	81,271	169,537

Total adjustments	68,888,970	112,465,316	328,556,001

Net cash provided by operating activities	60,431,711	65,970,614	59,949,652

Cash flow from investing activities:
Construction of and improvements to real estate and related assets	(22,514,735)	(12,170,578)	(9,541,369)
Repayments (issuance) of notes receivable	54,602	49,888	(688,169)
Payment of lease procurement costs	(3,572,176)	(4,500,047)	(3,022,509)
Change in restricted cash	3,852,994	(6,048,170)	(1,045,881)
Proceeds from disposition of real estate	235,079,067	113,664,775	23,086,969

Net cash provided by investing activities	212,899,752	90,995,868	8,789,041

Cash flow from financing activities:
Payments of debt issuance costs	(876,162)	(4,028,014)	(285,564)
Proceeds from mortgage notes payable	—	214,500,000	—
Payments of mortgage notes payable	(207,999,418)	(209,666,211)	(3,307,339)
Payments on revolving credit facility	—	(147,792,500)	(31,037,500)
Cash contributions from Members	—	131,656,176	—
Distributions to Members	(64,861,659)	(141,815,829)	(32,933,500)

Net cash used in financing activities	(273,737,239)	(157,146,378)	(67,563,903)

Net change in cash and cash equivalents	(405,776)	(179,896)	1,174,790
Cash and cash equivalents at beginning period	13,206,064	13,385,960	12,211,170

Cash and cash equivalents at end of period	$12,800,288	$13,206,064	$13,385,960

The accompanying notes are an integral part of these consolidated financial statements.

DDRTC CORE RETAIL FUND, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013, 2012 and 2011

(Years ended December 31, 2012 and 2011 not Covered by Auditor’s Report)

	For the Year Ended December 31,
	2013	2012	2011
Supplemental disclosure of non-cash investing and financing activities:

Write-off of fully amortized building and building improvements	$5,825,101	$—	$—
Write-off of fully amortized tenant improvements	460,475	1,014,772	1,145,548
Write-off of fully amortized deferred financing costs	110,015	4,626,812	47,457
Write-off of fully amortized deferred lease costs	318,521	359,230	438,912
Write-off of fully amortized intangible assets	122,922	218,951	258,977
Write-off of fully amortized below-market leases	—	1,022,260	—
Capital expenditures included in accounts payable and other accrued liabilities	953,407	2,083,129	—
Transfer of net assets upon foreclosure	—	—	2,976,279
Below- market lease adjustment in real estate and accounts payable	—	—	1,662,575

The foregoing transactions did not provide or use cash and, accordingly, they are not reflected in the consolidated statements of cash flows.

The accompanying notes are an integral part of these consolidated financial statements.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

1. Organization of Company

Background

DDRTC Core Retail Fund, LLC (the “Company”) was formed in the state of Delaware on November 3, 2006 to acquire, own, lease and manage shopping centers located across the United States (see Properties below). The Company’s members are DDR TC LLC (“DDR TC”) and TREA Retail Property Portfolio 2006 LLC (“TREA”). DDR TC and TREA are collectively referred to as the “Members”. DDR TC and TREA have a 15% and 85% membership interest, respectively, and are collectively referred to as the “Membership Interests”. DDR TC is a wholly-owned subsidiary of DDR Corp. (“DDR”).

DDR TC is responsible for the day-to-day management of the Company as the Operating Member. The Company has engaged DDR Property Management LLC (“DDRPM”), a wholly-owned subsidiary of DDR, and DDR to act as the Property Manager.

Nature of Business

The Company is engaged in the business of owning shopping centers. The tenant base includes primarily national retail chains and local retailers. Consequently, the Company’s credit risk is concentrated in the retail industry. Adverse changes in general or local economic conditions could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract and retain tenants.

The Properties

The Company owned 27, 39 and 41 properties in 12, 13 and 13 states as of December 31, 2013, 2012 and 2011, respectively (the “Properties”), which are each owned by a wholly-owned single member Limited Liability Company. The total GLA of the Properties is 9,069,372 square feet (unaudited), 10,757,718 square feet (unaudited) and 11,598,483 square feet (unaudited) as of December 31, 2013, 2012 and 2011, respectively.

The Company sold 12, two and two properties in 2013, 2012 and 2011 for a gross sales price of $242,430,000, $116,250,000 and $23,424,150, respectively. Additionally, the Company conveyed one property in Aiken, SC during the year ended December 31, 2011.

In 2012, the Company received final condemnation proceeds of $381,064, net, related to land that was condemned by the State of Florida Department of Transportation.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Significant Membership Terms

The Company’s significant membership terms are governed by the Limited Liability Company Agreement of DDRTC Core Retail Fund, LLC dated November 3, 2006 (“agreement”). The Company’s net profits are allocated to the Members i) first, to restore any negative capital balances to zero; ii) second, to the Members in proportion to their Membership Interests, as defined in the membership agreement, until each Member receives an internal return of 10% per annum on its unreturned capital; and iii) thereafter, all remaining profits 20% to DDR TC and 80% to DDR TC and TREA in proportion to their membership interests.

The Company’s net losses are allocated to the Members i) first, to the extent profits have been allocated to the Members, in reverse order 20% to DDR TC and 80% to DDR TC and TREA in proportion to their membership interests until profits have been fully offset; ii) second, to the extent profits have been allocated, in reverse order to Members in proportion to the amounts necessary so that the capital account balance of each Member is reduced to zero; and iii) thereafter, to the Members pro-rata in accordance with their respective membership interests.

The Company’s cash flows are distributed i) first, to the Members pro-rata in accordance with their membership interests until each Member receives an internal return of 10% on its unreturned capital; and, ii) thereafter, all remaining cash flows 20% to DDR TC and 80% to DDR TC and TREA in proportion to their membership interests.

The Company’s liquidation distributions are allocated to the Members proportionally in accordance with the positive balances in their capital accounts, until all Member capital accounts are reduced to zero.

The term of the Company is in perpetuity unless earlier dissolved and terminated under the governing documents of the membership agreement.

Either Member has the right to initiate a marketing notice, as defined by the Agreement, to market any or all of the underlying Properties. The initiating member must define the selling agent and the applicable properties. The other member has 10 business days to propose the purchase of one or more of the properties (“the initial offer”). The initiating member has 10 business days to accept or reject the initial offer. If the initiating member rejects the initial offer in writing, the Properties may be sold to a third party for 102.5% or more of the initial offer provided by the other member. If a third party offer is not greater than 102.5% of the initial offer, the initiating member must reoffer the properties subject to the marketing notice to the other member based upon the third party offer obtained. The other member must reply to the reoffer within 15 days or be deemed to have rejected the reoffer. Sales to Members are required to be consummated within 60 days.

Either Member has the right to initiate a buy-sell notice, as defined by the agreement, to sell its membership interest. The initiating member must define the value of the Company’s assets and a

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

selling/purchase price equal to the initiating members’ membership interest in the Company. The other member has 30 days to accept the initiating member’s offer. No response constitutes acceptance. Closing of the purchase and sale shall occur no later than one hundred eighty (180) days after the delivery of the election or deemed election or as otherwise agreed to in writing by both members. Either Member may cause a third-party sale of a property or the entire portfolio.

2. Summary of Significant Accounting Principles

Principles of Consolidation

The consolidated financial statements include the accounts of DDRTC Core Retail Fund, LLC and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Real Estate

Real estate assets are stated at cost less accumulated depreciation. Depreciation and amortization are provided for the properties on a straight-line basis over the estimated useful lives of the tangible assets as follows:

Building and building improvements	5 to 31.5 years
Tenant improvements	Useful lives, which approximate lease terms, where applicable

Depreciation expense was $48,478,629, $49,602,171 and $57,288,444 which includes $35,614, $347,137 and $730,612 related to the write-off of undepreciated basis associated with the early termination of tenant leases for the years ended December 31, 2013, 2012 and 2011, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Significant expenditures, which improve or extend the life of the asset, are capitalized.

The Company reviews its real estate assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. The determination of undiscounted cash flows requires significant estimates made by management and is based on the most likely expected course of action at the balance sheet date based on current plans, intended holding periods and available market information. The determination of anticipated cash flows is inherently subjective and is based, in part, on assumptions regarding holding periods, future occupancy, rental rates and capital requirements that could differ materially from actual results. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. See Note 10 for a discussion related to impairment charges.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash deposits with a major financial institution from which time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institution and believes that the risk of loss is minimal.

Restricted Cash

Pursuant to the provisions within the Company’s mortgage notes payable, funds are required to be held in escrow related to the payment of real estate taxes, insurance, and various capital expenditures. Such amounts are classified as restricted cash on the consolidated balance sheets.

Deferred Financing Costs

Costs incurred in obtaining long-term financing are capitalized and amortized. Amortization expense was $1,171,103, $1,204,976 and $744,342 for the years ended December 31, 2013, 2012 and 2011, respectively.

Deferred Lease Costs

Deferred lease costs represent direct costs paid to enter into tenant leases and are amortized over the related lease term. Amortization expense was $2,004,777, $2,022,337 and $1,617,165 which includes $55,885, $155,662 and $277,146 related to the write-off of unamortized costs associated with the early termination of tenant leases for the years ended December 31, 2013, 2012 and 2011, respectively.

Intangible Assets and Liabilities

Intangible assets and liabilities (in the case of below-market leases) generally consist of in-place leases, lease origination costs, tenant relationships, above-market leases, and below-market leases, which were recorded at the time of acquisition of certain properties. Above- and below-market lease values are recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the estimated term of any below-market, fixed-rate renewal options for below-market leases. The purchase price is further allocated to in-place lease values and tenant relationship values based on management’s evaluation of the specific characteristics of the acquired lease portfolio and the Company’s overall relationship with the anchor tenants. The value of in-place leases, lease origination costs and tenant relationships are amortized to depreciation and amortization expense over the weighted-average remaining initial term of the lease (and expected renewal periods for tenant relationships); however, no amortization period for the intangible assets will exceed the remaining depreciable life of the building. Above- and below-market leases are amortized over the remaining life of the respective leases (plus fixed-rate renewal periods for below-market leases) as a decrease or increase to minimum rents, respectively.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

The Company’s intangible assets and liabilities are comprised as follows (in thousands):

	Net Carrying Value at December 31,		Useful Life	Amortization - For the years ended December 31,
	2013	2012		2013		2012		2011
In-place leases (1)	$3,072.9	$9,131.4	7-10 yrs.	$5,149.6	(2)	$5,841.4	(3)	$6,248.0	(4)
Above-market leases	1,770.6	4,607.9	6-15 yrs.	876.9		1,084.5		1,122.0
Above-market ground lease	12,501.5	12,837.9	44 yrs.	336.4		336.4		336.4

	$17,345.0	$26,577.2

Below-market leases (5)	$2,194.8	$2,342.2	21 yrs.	(147.4)		(930.3)		131.0

(1)	Includes value allocated to in-place leases, loan origination costs and tenant relationships
(2)	Includes $35.5 related to the write-off of unamortized basis associated with the early termination of tenant leases
(3)	Includes $88.7 related to the write-off of unamortized basis associated with the early termination of tenant leases
(4)	Includes $129.4 related to the write-off of unamortized basis associated with the early termination of tenant leases
(5)	Amounts included in accounts payable and other accrued liabilities in the consolidated balance sheets

The estimated net amortization expense pertaining to the Company’s finite-lived intangible assets and liabilities for the subsequent five years ending December 31 is as follows:

2014	$1,720,144
2015	1,480,881
2016	1,390,591
2017	367,017
2018	344,414

In the event that a tenant terminates its lease, the respective unamortized portion of the related intangible value is written off as an adjustment to revenue or expense, as appropriate.

Revenue Recognition

Minimum rents from tenants are recognized using the straight-line method over the lease term. Percentage and overage rents are recognized after the reported tenant’s sales have exceeded the applicable sales breakpoint. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon provisions of the individual tenant leases. Lease termination fees are recognized upon the effective termination of a tenant’s lease when the Company has no further obligation under the lease.

Income Taxes

The Company has elected to be treated as a partnership for tax purposes. No provision has been made in the accompanying consolidated financial statements for any federal income taxes since each item of income, gain, loss, deduction or credit is reportable by the Members in their respective income tax returns. The statutes of limitations for income tax returns remain open for the years 2010 through 2013.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Interest

Interest paid during the years ended December 31, 2013, 2012 and 2011, aggregated $44,300,107, $55,351,715 and $59,820,294, respectively.

Disposition of Real Estate

Gains from dispositions are recognized using the full accrual or partial sale methods, provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met. If the criteria for sale recognition or gain recognition are not met because of a form of continuing involvement, the accounting for such transactions is dependent on the nature of the continuing involvement or cash flows. In certain cases, a sale might not be recognized, and in others all or a portion of the gain might be deferred.

Pursuant to the definition of a component of an entity and, assuming no significant continuing involvement or cash flows, the sale of a retail property is considered discontinued operations. Interest expense, which is specifically identifiable to the property, is included in the computation of interest expense attributable to discontinued operations.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. Accounts Receivable and Notes Receivable

Accounts receivable, other than straight-line rents receivable, are expected to be collected within one year and are net of estimated unrecoverable amounts of $1,761,108 and $2,865,049 at December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012, straight-line rents receivable, net of a provision for uncollectible amounts of $430,177 and $517,431, respectively, aggregated $8,164,216 and $9,560,387, respectively. The Company analyzes accounts receivable, tenant credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

The Company assumed a $557,858 note receivable from a tenant at one of the properties with an interest rate of 10% and a maturity date of January 31, 2020. The original amount of the note at inception was $664,128. The Company reserved $448,653 and $400,000 of this note receivable at December 31, 2013 and 2012, respectively, due to the payer’s bankruptcy filing with no further receipt of principal and interest payments expected. The net amount of the note receivable outstanding was $0 and $48,653 at December 31, 2013 and 2012, respectively.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

In 2011, the Company entered into a $727,064 note receivable with a tenant at one of the properties with an interest rate of 9% and a maturity date of February 28, 2021. The tenant pays $9,210 of principal and interest monthly to the Company. The note receivable outstanding was $591,751 and $646,318 at December 31, 2013 and 2012, respectively.

4. Prepaid Expenses and Other Assets

Prepaid expenses and other assets are comprised of the following:

	Balance at December 31,
	2013	2012
Prepaid real estate taxes	$353,940	$532,730
Prepaid insurance	75,907	51,641
Prepaid state taxes	48,298	59,595
Other	179,066	111,540

	$657,211	$755,506

5. Mortgage Notes Payable

PNC Mortgage Notes Payable

In May 2012, the Company repaid the outstanding principal balance of the revolving credit facility (Note 6) with proceeds from a term loan agreement with PNC Bank N.A. (“PNC Mortgage”) that allows for borrowings up to $280,000,000, which was collateralized by 11 and 12 properties at December 31, 2013 and 2012, respectively. The PNC Mortgage is non-recourse allocated mortgage notes payable that are cross-collateralized and cross-defaulted.

The PNC Mortgage requires interest only payments based upon one of two interest rate options provided within the term loan agreement. The Company elected the LIBOR rate option, which is defined as the LIBOR rate plus 275 basis points. The PNC Mortgage is collateralized by real estate assets that have a carrying value of $475,962,292 and $513,254,884 at December 31, 2013 and 2012, respectively.

In December 2013, the Company refinanced the outstanding principal balance of the PNC Mortgage, which extended the maturity date to February 1, 2017, eliminated the two interest rate options and adjusted the interest rate to LIBOR plus 180 basis points. The interest rate was 2.05% and 3.00% at December 31, 2013 and 2012, respectively, based upon the 30-day LIBOR rate of 25 basis points.

The Company is required to comply with certain covenants. The covenants require that the collateralized asset’s debt service coverage ratio shall be equal to or greater than 1.50:1, and at all times the loan to value ratio shall not exceed 60%. Additionally, no single collateralized asset may represent more than 25% of the gross leasable area of the collateralized assets until the outstanding principal is less than $95,000,000. The Company was in compliance with its covenants at December 31, 2013 and 2012.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Metlife Mortgage Notes Payable

The Company has non-recourse mortgage notes payable with Metropolitan Life Insurance Company (“Metlife Mortgage”) that are cross-collateralized and cross-defaulted. The Metlife Mortgage was collateralized by seven and 17 properties at December 31, 2013 and 2012, respectively. The Metlife Mortgage is collateralized by real estate assets that have a net carrying value of $330,579,453 and $523,267,109 at December 31, 2013 and 2012, respectively.

In February 2012, the Company executed a 90 day extension of the Metlife Mortgage with the existing terms, which required interest only payments at a rate of 5.48%. Additionally, the Metropolitan Life Insurance Company exercised the $15,000,000 letter of credit (Note 6) and reduced the outstanding mortgage notes payable balances.

In May 2012, the Company modified the Metlife Mortgage, which was accounted for as a troubled debt restructuring. The Company repaid $76,000,000 of the outstanding mortgage notes payable. The interest rate was lowered from 5.48% to 4.63% and requires interest only payments through the extended maturity date of June 1, 2015. Additionally, the Company executed a reserve agreement for capital expenditures requiring monthly payments, which are classified as restricted cash on the consolidated balance sheets.

BOA Mortgage Notes Payable

The Company has non-recourse mortgage notes payable with Bank of America, N.A. (“BOA Mortgage”) that are cross-collateralized and cross-defaulted and requires interest only payments through the contractual maturity date. The BOA Mortgage was collateralized by 9 properties at December 31, 2013 and 2012, respectively. The BOA Mortgage is collateralized by real estate assets that have a net carrying value of $431,409,253 and $441,326,473 at December 31, 2013 and 2012, respectively.

Individual Mortgage Notes Payable

During 2012, the Company repaid five individual mortgage notes payable. The individual mortgage notes payable are collateralized by individual real estate assets that have an aggregate net carrying value of $7,779,639 and $38,812,327 at December 31, 2013 and 2012, respectively.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

The terms of the Company’s outstanding mortgage notes payable at December 31, 2013 and 2012 are as follows:

			December
Property Name	Interest rate	Maturity date	2013	2012
PNC Bank Mortgage
Cox Creek Shopping Center	*		$—	$7,494,833
Westside Pavilion	*	02/01/17	25,704,077	25,492,987
McFarland Plaza	*	02/01/17	7,611,402	6,782,296
Cypress Trace	*	02/01/17	10,581,096	11,189,468
Shoppes at Lake Mary	*	02/01/17	8,934,038	9,394,931
Eisenhower Crossing	*	02/01/17	24,955,415	24,806,841
Heritage Pavilion	*	02/01/17	18,342,230	18,103,716
Fayette Pavilion I & II	*	02/01/17	39,379,645	41,432,702
Alexander Place	*	02/01/17	18,392,141	18,446,789
Warwick Center	*	02/01/17	12,727,262	12,720,103
Creeks at Virginia Center	*	02/01/17	22,459,873	22,431,717
Hillsboro Square	*	02/01/17	17,917,988	16,203,617

			207,005,167	214,500,000
Metlife Mortgage
Naugatuck Valley Shopping Center	4.63%	06/01/15	—	38,500,000
Walks at Highwood Preserve I	4.63%	06/01/15	—	19,600,000
Newnan Pavilion	4.63%	06/01/15	25,214,636	26,775,000
Douglasville Pavilion	4.63%	06/01/15	—	24,500,000
Stonebridge Square	4.63%	06/01/15	—	16,650,000
Suwanee Crossroads	4.63%	06/01/15	—	3,175,000
Village Crossing	4.63%	06/01/15	64,225,515	68,200,000
Costco Plaza	4.63%	06/01/15	13,089,951	13,900,000
Capital Plaza	4.63%	06/01/15	—	5,250,000
Carlisle Commons	4.63%	06/01/15	—	37,100,000
Bellevue Place Shopping Center	4.63%	06/01/15	6,592,062	7,000,000
Town & Country Commons	4.63%	06/01/15	37,927,897	40,275,000
Pavilion at Turkey Creek	4.63%	06/01/15	31,076,862	33,000,000
Chesterfield Crossing	4.63%	06/01/15	—	10,600,000
Commonwealth Center II	4.63%	06/01/15	—	20,775,000
Jefferson Plaza	4.63%	06/01/15	—	6,550,000
Birkdale Village	4.63%	06/01/15	86,779,783	92,150,000

			264,906,706	464,000,000
BOA Mortgage
River Ridge	5.45%	03/01/17	28,116,029	28,116,029
Market Square	5.45%	03/01/17	14,649,463	14,649,463
Woodstock Square	5.45%	03/01/17	29,006,478	29,006,478
Barrett Pavilion	5.45%	03/01/17	70,373,016	70,373,016
Fayette Pavilion III & IV	5.45%	03/01/17	50,712,288	50,712,288
Marketplace at Millcreek	5.45%	03/01/17	57,307,446	57,307,446
Winslow Bay Commons	5.45%	03/01/17	37,680,787	37,680,787
Overlook at King of Prussia	5.45%	03/01/17	47,065,383	47,065,383
Columbiana Station II	5.45%	03/01/17	15,296,764	15,296,764

			350,207,654	350,207,654
Individual Mortgage Note Payable
Shoppes at Willoughby Hills	6.98%	07/01/18	7,887,344	9,298,635

			$830,006,871	$1,038,006,289
Unamortized net premium on assumed mortgage notes			724,365	885,335

			$830,731,236	$1,038,891,624

*	Refer to footnote disclosure above.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

As of December 31, 2013, the scheduled principal payments of the mortgage notes payable for the subsequent five years ending December 31, and thereafter, are as follows:

2014	$1,513,012
2015	266,528,772
2016	1,738,979
2017	559,077,140
2018	1,148,968

$830,006,871

6. Revolving Credit Facility

In May 2012, the Company repaid $4,062,500 of borrowings under the revolving credit facility with proceeds generated from the disposition of collateralized and repaid the remaining outstanding principal balance of the revolving credit facility with proceeds from the $280,000,000 PNC Mortgage (Note 5).

The Company also had a $15,000,000 letter of credit outstanding under the revolving credit facility that collateralized the Metlife Mortgage (Note 5), which was exercised in February 2012. Proceeds were used to reduce the Metlife Mortgage (Note 5).

Interest paid on the revolving credit facility for the years ended December 31, 2012 and 2011 was $1,076,806 and $1,647,793, respectively.

7. Transactions with Related Parties

Fees Earned by Related Parties

DDRPM earns an asset management fee equal to 0.098% of the aggregate Capital Contributions and Member Loans as defined in the management agreement. Asset management fees earned by DDRPM and billed to the Company aggregated $761,367, $884,115 and $956,933 for the years ended December 31, 2013, 2012 and 2011, respectively. Pursuant to the fourth amendment of the LLC agreement effective May 23, 2012, the Company no longer pays asset management fees related to the properties encumbered by the Metlife Mortgage until certain benchmarks are achieved. As a result, the expense has been accrued, but the payment of the asset management fee ceased in May 2012. Accrued asset management fees related to properties encumbered by the Metlife Mortgage aggregated $384,242 and $176,578 as of December 31, 2013 and 2012, respectively.

DDRPM and DDR earn management fees at an amount equal to 4% of gross rental receipts, as defined in the management and operating agreements. Management fees earned by DDRPM and DDR and billed to the Company aggregated $5,922,470, $6,763,055 and $6,961,900 for the years ended December 31, 2013, 2012 and 2011, respectively.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

DDR employees perform certain maintenance services at the Properties. Maintenance services earned by DDR and billed to the Company aggregated $861,863, $1,100,032 and $1,009,576 for the years ended December 31, 2013, 2012 and 2011, respectively.

DDRPM and DDR have the ability to earn leasing commissions for the rental of space to tenants in accordance with the management agreement. Lease commissions are calculated based on whether the lease is a new lease or renewal of an existing lease, the rental income earned over the life of the lease and the square footage the tenant will occupy under the lease. Lease commissions are capitalized and amortized over the life of the lease. Lease commissions earned by DDRPM and DDR and billed to the Company aggregated $1,445,548, $2,626,698 and $2,135,041 for the years ended December 31, 2013, 2012 and 2011, respectively.

DDRPM and DDR have the ability to earn construction management fees which are determined in accordance with the management and operating agreement. Except for the redevelopment or expansion of a property, construction management fees are calculated based on 5% of the cost of tenant and other capital improvements, plus reimbursement of out of pocket costs and third party expenses. The construction management fee for a redevelopment or an expansion is determined by the Company and DDRPM and DDR in connection with the approval of the development expenditures. The construction management fee is payable as costs for the work conducted are due and is subject to adjustment once the final costs for the work are determined. The Company capitalizes the construction management fees as an addition to buildings and tenant improvements, as appropriate, and depreciates such costs over the estimated useful life of the related asset. Construction management fees earned by DDRPM and DDR and billed to the Company aggregated $938,199, $429,172 and $353,914 for the years ended December 31, 2013, 2012 and 2011, respectively.

DDR performs certain legal services on behalf of the Company. Legal services earned by DDR and billed to the Company aggregated $148,755, $284,676 and $305,417 for the years ended December 31, 2013, 2012 and 2011, respectively.

DDR employees perform certain tax preparation services on behalf of the Company. Tax preparation services earned by DDR aggregated $23,136, $22,572 and $22,460 for the years ended December 31, 2013, 2012 and 2011, respectively.

Ancillary income fees earned by DDRPM and DDR are equal to 25% of all funds generated from ancillary income sources, as defined in the management agreement. Ancillary income fees earned by DDRPM and DDR and billed to the Company aggregated $442,244, $476,305 and $455,761 for the years ended December 31, 2013, 2012 and 2011, respectively. These fees were recorded within general and administrative expenses in the consolidated statements of operations.

DDR purchased five properties from the Company that resulted in proceeds of $108,350,484 and a gain of $9,350,896 recorded in gain on disposition of real estate on the consolidated statements of operations for the year ended December 31, 2013.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Insurance

In accordance with the management agreement, DDR arranges for insurance coverage from insurers authorized to do business in the United States, which provide liability, property and flood coverage. In 2013 and 2012, the Company remitted to DDR insurance premiums associated with these insurance policies. Insurance premiums billed to the Company aggregated $4,245,308, $3,810,187 and $4,073,581 for the years ended December 31, 2013, 2012 and 2011, respectively.

Related Party Payables

As of December 31, 2013 and 2012, the Company had related party payables of $533,425 and $277,597, respectively. The amounts are included within accounts payable and other accrued liabilities on the consolidated balance sheets and represent amounts owed to DDRPM and DDR for the services and fees discussed above incurred pursuant to the property management and other service agreements.

8. Commitments and Contingencies

Shopping center space is leased to tenants pursuant to agreements which provide for terms ranging from one to thirty years; and, in some cases, for annual rentals, which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases, as defined in the lease agreements.

The scheduled future minimum rents from rental property under the terms of all non-cancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the subsequent five years ending December 31, are as follows:

2014	$105,040,907
2015	93,915,572
2016	79,766,566
2017	59,890,057
2018	45,358,959

Scheduled minimum rental payments under the terms of all non-cancellable operating leases in which the Company is the lessee related to ground leases for the subsequent five years ending December 31, are as follows:

2014	$625,000
2015	625,000
2016	1,025,000
2017	1,025,000
2018	1,025,000

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Rental expense for all non-cancellable operating leases was $630,273 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has recorded a contingent liability aggregating $1,150,000 related to a guarantee provided to the buyer of a shopping center sold during 2012 that is included in accounts payable and other accrued liabilities within the consolidated balance sheet as of December 31, 2012. The contingent liability relates to potential future capital expenditures required by the respective governing agencies related to tax increment financing bonds. The charge for the liability was included within the aggregate impairment charge recorded for the shopping center triggered by the Company’s decision to sell the asset. All activity associated with the shopping center is classified within discontinued operations (Note 11).

The Company and its subsidiaries are subject to various legal proceedings, which, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

9. Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair value disclosures of financial instruments:

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued liabilities:

The carrying amounts reported in the consolidated balance sheets for these financial instruments approximated fair value because of their short-term maturities. The carrying amount of straight-line rents receivable does not materially differ from its fair value.

Debt:

Using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality, and risk profile, the Company has determined the fair value of its mortgage notes payable to be $832,562,096 and $1,049,063,108 as of December 31, 2013 and 2012, respectively.

Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

10. Impairment Charges

Pursuant to the provisions of Accounting for the Impairment or Disposal of Long-Lived Assets, related to assets being held and used, the Company recorded impairment charges related to two, two and 17 properties aggregating $37,325,000, $48,108,732 and $258,333,033 for the years ended December 31, 2013, 2012 and 2011, respectively.

Measurement of Fair Value

The Company is required to assess the fair value of impaired assets. The valuation of impaired real estate assets is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows, the income capitalization approach considering prevailing market capitalization rates, analysis of recent comparable sales transactions, actual sales negotiations and bona fide purchase offers received from third parties and/or consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence. In general, the Company considers multiple valuation techniques when measuring the fair value. However, in certain circumstances, a single valuation technique may be appropriate.

Fair Value Hierarchy

Fair Value Measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with Fair Value Measurements, the following summarizes the fair value hierarchy:

•	Level 1 — Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 — Quoted prices for identical assets and liabilities in markets that are inactive, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly, such as interest rates and yield curves that are observable at commonly quoted intervals, and

•	Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

Items Measured at Fair Value on a Non-Recurring Basis

The valuation techniques utilized by the Company were determined to fall under level 3 of the fair value hierarchy for the years ended December 31, 2013, 2012 and 2011, respectively.

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total	Total Impairment
December 31, 2013
Long - lived assets:
Held and used	$—	$—	$8.0	$8.0	$30.5
Sold (1)	—	—	17.4	17.4	6.8

December 31, 2012
Long - lived assets:
Sold (1)	$—	$—	$117.3	$117.3	$48.1

December 31, 2011
Long - lived assets:
Held and used	$—	$—	$342.7	$342.7	$115.0
Sold (1)	—	—	189.3	189.3	143.3

(1)	The operating results of these properties, including the impairment charge, are reported in discontinued operations.

The following table presents quantitative information about the significant unobservable inputs used by the Company to determine the fair value of non-recurring items (in millions):

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at December 31,		Valuation	Unobservable
	2013	2012	Technique	Input	Range
Long-lived assets
Held and used	$8.0	$ —	Discounted Cash Flow	Discount Rate	10.25%
				Terminal Capitalization Rate	11.00%
Sold	17.4	117.3	Indicative Bid	Indicative Bid	N/A	(A)

(A)	The fair value measurement was developed by third party sources, (broker quote or purchase and sale agreement), subject to the Company’s corroboration for reasonableness.

DDRTC CORE RETAIL FUND, LLC

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

(Information for the Years Ended December 31, 2012

and 2011 not Covered by Auditor’s Report)

11. Discontinued Operations

The Company sold 12, two and two properties that were classified as discontinued operations for the years ended December 31, 2013, 2012 and 2011, respectively. The operating results related to assets classified as discontinued operations for the years ended December 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Revenues from operations:
Minimum rents	$13,126,811	$27,756,784	$35,517,469
Percentage and overage rents	4,839	485,031	722,736
Recoveries from tenants	4,325,294	8,386,735	11,665,963
Ancillary and other income	249,506	813,690	684,936

Total revenues	17,706,450	37,442,240	48,591,104

Rental operation expenses:
Operating and maintenance	2,129,632	5,448,946	8,977,578
Real estate taxes	3,368,567	6,737,845	8,514,574
Asset management fees	85,178	207,927	280,744
Management fees	711,580	1,593,176	1,962,489
General and administrative	150,995	401,076	610,343
Depreciation and amortization	5,194,053	11,863,362	17,325,868
Impairment charges	6,820,000	48,108,732	143,278,303

Total expenses	18,460,005	74,361,064	180,949,899

Operating loss	(753,555)	(36,918,824)	(132,358,795)

Other income (expense):
Interest income	115	1,624	6,216
Interest expense	(5,446,378)	(11,783,864)	(15,945,936)
Loss on debt extinguishment	(14,913)	(241,366)	—

	(5,461,176)	(12,023,606)	(15,939,720)

Loss from discontinued operations	(6,214,731)	(48,942,430)	(148,298,515)
Gain (loss) on disposition and foreclosure of real estate	25,617,573	305,497	(165,781)

Gain (loss) after disposition and foreclosure of real estate	$19,402,842	$(48,636,933)	$(148,464,296)

12. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through the date of the Independent Auditor’s Report, the date the Company’s financial statements were available to be issued.